MSGI Appoints New Independent Director And Audit Committee Member
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New York, New York, March 26, 2004 - Media Services Group, Inc. (Nasdaq: MSGI),
a leading relationship marketing company, today announced it has appointed David
C. Stoller to its Board of Directors and its Audit Committee.

David C. Stoller has been involved in public and private finance for the last 20 years. Mr. Stoller began his professional career as an attorney. He was partner and co-head of global finance for Milbank, Tweed, Hadley & McCloy, LLP where he helped build one of the world's largest and most successful practices, participating personally in financings totaling more than $4 billion. At the end of 1992, Mr. Stoller joined Charterhouse Group International, a large New York City-based private equity firm, as chairman of its Environmental Capital Group. In 1993, Mr. Stoller, through the Charterhouse Environmental Group, launched American Disposal Services, an integrated waste management company that ultimately acquired and consolidated, with $34mm in equity capital, more than 70 waste management companies, located principally in the Midwest. American Disposal had a successful IPO in July 1996, and shortly afterward, Mr. Stoller, still chairman, became a general partner at Charterhouse and actively participated in raising $1 billion for Charterhouse's third private equity fund. American Disposal was sold in 1998 to Allied Waste for a price exceeding $1.3 billion. In August of 1998, Mr. Stoller left Charterhouse to launch Americana Financial Services, raising over $25mm in private equity capital. Americana (now the American Wholesale Insurance Group) is currently one of the top five largest private wholesale insurance brokerages in the United States. In 2002, Mr. Stoller launched TransLoad America LLC, which is principally in the business of transloading and transporting waste materials by rail, with an initial focus on the northeastern section of the United States. Mr. Stoller holds a B.A. from the University of Pennsylvania; an M.A. from the Graduate Faculty of the New School for Social Research; and a J.D. from Fordham University School of Law. He is also a graduate of the Harvard Business School Advanced Management Program.

Jeremy Barbera, Chairman and CEO commented, "David fills the vacancy caused by the untimely death of one of our founding directors, Mr. Tony Wainwright. We are excited to be the beneficiary of David's vast experience in law, M&A and structured finance and look forward to his participation on our board of directors and audit committee."


About Media Services Group, Inc.
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Media Services Group, Inc. (Nasdaq: MSGI) is a leading relationship marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. Our highly customized teleservices operations deliver campaigns that strengthen brands, increase customer loyalty, and consistently yield a higher net return for our clients. General Electric Company has been the largest shareholder of the Company since 1997. The corporate headquarters is located at 575 Madison Avenue, New York, NY 10022.
Telephone: 917-339-7134. Additional information is available on the Company's website: http://www.mediaservices.com.


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